Exhibit 99.1

NEWS RELEASE	For Further Information Contact:
Donald R. Head, Chairman
Capital Title Group, Inc.
(480) 624-4200
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman
The Miller Group
Investor Relations for the Company
(602) 225-0504
ctgi@themillergroup.net

CAPITAL TITLE GROUP DECLARES QUARTERLY CASH DIVIDEND

SCOTTSDALE, ARIZONA, August 24, 2004 — Capital Title Group, Inc. (Nasdaq: CTGI) is a national provider of transaction services to the real estate and mortgage lending industries serving as a title agency, title insurance underwriter and source for real estate-related services, today announced that its Board of Directors has declared a quarterly cash dividend of $.02 per common share. The quarterly cash dividend is payable on October 8, 2004 to shareholders of record on September 14, 2004.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, DPSI, Inc. and AdvantageWare – with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company. The combined companies have in excess of 2,200 employees.

Visit our web sites for more information on the Company and it subsidiaries:

www.capitaltitlegroup.com	www.newcenturytitle.com	www.capitaltitle.com
www.unitedtitle.com	www.firstcal.com	www.landtitlenv.com
www.awiware.com	www.nascopgh.com	www.dpsi-corp.com
www.nac1031.com

more…

Capital Title Group Declares Quarterly Cash Dividend

August 24, 2004

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

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